Exhibit 99.1

Purebase is on schedule for installation of calciner.

IONE, CA, June 5, 2023 - Purebase Corporation (OTCPK: PUBC), (“Purebase”) a diversified mineral resource company, headquartered in Ione, California.

Purebase Corp is on schedule for the installation of its Phase 1 calciner operations and expects to be in production in the next 60 days. The calciner is the key component for Purebase to produce a metakaolin from their supply of kaolin located in Ione, California. Metakaolin is considered by many industry experts to be a key component in the mix design of a “green cement.”

Metakaolin is commonly used in the production of ceramics but is also used as a SCM (Supplementary Cementitious Material). SCM’s are added to concrete mixtures for various reasons including improving durability, decreasing permeability, and improving the overall hardened properties of concrete. But one of the most important properties of an SCM is its ability to help reduce carbon emissions from the manufacturing of cement which is a high priority in California as evidenced by California’s recent legislation known as Senate Bill (SB) 596.

California SB596, a Senate Bill passed in 2021, requires the California Air Resources Board (CARB) by July 1, 2023, to develop a comprehensive plan to reduce greenhouse gas emission from the cement sector. Scott Dockter, CEO of Purebase Corporation, stated, “The good news is that our calcining operations will be based in California using a resource found right here in Ione, CA. Not only will our product play a role in the reduction of global greenhouse emissions, it also won’t have to be transported from out of state, which will reduce transportation emissions as well. It will be a benefit for California and a win for Purebase.”

About Purebase Corporation

Purebase Corporation (OTCPK:PUBC) is a diversified resource company that acquires, develops, and markets minerals for use in agriculture, construction, and other specialty industries.

Safe Harbor

This press release contains statements, which may constitute “forward-looking statements”. Those statements include statements regarding the intent, belief, or current plans or expectations of Purebase Corporation and members of its management team as well as the assumptions on which such statements are based. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Risks and other important factors concerning Purebase’s business are described in the Company’s Annual Report on Form 10-K for the year ended November 30, 2022, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to update its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts

Emily Tirapelle - Purebase Corporation | emily.tirapelle@purebase.com.